EXHIBIT 99


CONTACT:  Timothy S. O'Toole  FOR IMMEDIATE RELEASE
          (513) 762-6702


          CHEMED COMPLETES OMNICARE SECONDARY OFFERING
          --------------------------------------------

          CINCINNATI, OHIO, DECEMBER 1, 1994 -- Chemed
Corporation (NYSE:CHE) today announced that it has completed the sale of 1,570,000 shares of its Omnicare Inc. (NYSE:OCR) holdings in a secondary public offering of 4,140,000 Omnicare shares. The public offering took place on November 22, 1994, at $39.50 per share. Of the 4,140,000 shares sold, 540,000 shares pertain to the exercise of an over-allotment option by the underwriters.

          Gross proceeds of $62 million from the sale are expected to yield cash proceeds of approximately $41 million for Chemed after expenses and taxes. Chemed expects to realize an aftertax gain of approximately $21 million, or approximately
$2.10 per share, as a result of the sale.

          The sale of these shares reduces Chemed's ownership position in Omnicare to 727,000 shares, or 5.8% on a primary basis. Based on yesterday's closing price of $41.63 per share, Chemed's remaining Omnicare holdings have a market value of $30.3 million, representing an unrealized pretax gain of $21.4 million on its investment.

          Chemed Corporation, headquartered in Cincinnati, is a diversified public corporation with strategic positions in medical and dental supply manufacturing and distribution for the private-practice market, home healthcare services, and hospice care; plumbing, drain cleaning, and appliance and air-conditioning repair and maintenance through the sale of service contracts; and sanitary maintenance products and services.













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